Exhibit 3.135

AMENDED AND RESTATED OPERATING AGREEMENT

OF

LUCKY STORES LLC

This is the Amended and Restated Operating Agreement (this “Agreement”) dated as of August 27, 2012, made by American Stores Company, LLC, a Delaware limited liability company, as the sole and original member (the “Member”) of Lucky Stores LLC (the “Company”). Unless the context otherwise requires, terms that are capitalized and not otherwise defined in context have the meanings set forth or cross referenced in Article II of this Agreement.

WHEREAS, the Company was formed as an Ohio limited liability company under the name Lucky S2 LLC on December 26, 2008 in accordance with the provisions of the Act;

WHEREAS, the Company survived a merger with Lucky Stores LLC, a Nevada limited liability company, on December 26, 2008, and in connection with such merger the Company changed its name to Lucky Stores LLC;

WHEREAS, this Agreement amends, restates and supersedes in its entirety any and all previous operating agreements of the Company and any predecessor; and

WHEREAS, this Agreement shall constitute the “operating agreement” of the Company within the meaning of that term as used in Chapter 1705 of the Ohio Revised Code.

NOW THEREFORE, in consideration of the mutual covenants and subject to the terms and conditions of this Agreement, the undersigned hereby agrees:

ARTICLE I ORGANIZATIONAL MATTERS

Section 1.1 Name. The name of the Company is: “Lucky Stores LLC”.

Section 1.2 Purpose of the Company; Business. The purpose of the Company is to: (i) carry on any business permitted by the Act and (ii) perform all things necessary or incidental to or connected with or growing out of those activities in accordance with this Agreement. The Company shall have all the powers granted to a limited liability company under the Act, including, without limitation, the powers specifically enumerated in Section 1705.03 of the Act.

Section 1.3 Principal Place of Business, Office and Agent. The Company’s principal place of business, which is also the mailing address and the office where the Company’s records required by the Act are kept is 7075 Flying Cloud Drive, Eden Prairie, MN 55344. The name and address of the statutory agent of the Company is as set forth in the Company’s Articles of Organization, and such agent and address of agent may be changed from time to time by the Member. The Member, from time to time as it finds necessary or appropriate, may change the principal place of business of the Company and may establish additional places of business or offices for maintenance of records.

Section 1.4 Fictitious Business Name Statement; Other Certificates. The Member may, from time to time, register the Company as a foreign limited liability company and file fictitious or trade name statements or certificates in those jurisdictions and offices as the Member considers necessary or appropriate. The Company may do business under any fictitious business names approved by the Member. The Member will, from time to time, file or cause to be filed certificates of amendment, certificates of cancellation or other certificates as the Member reasonably considers necessary or appropriate under the Act or under the laws of any jurisdiction in which the Company is doing business to establish and continue the Company as a limited liability company or to protect the limited liability of the Member.

Section 1.5 Original Member and Admission of Additional Members. Subject to Section 3.4, the original Member has the right to admit additional Members. Until the admission of an additional Member, the original Member has all the power and authority of the Members under this Agreement. Upon the admission of an additional Member, this Agreement shall be amended in accordance with Section 5.4 to reflect the rights and responsibilities of the Members.

ARTICLE II DEFINITIONS

When capitalized in this Agreement, the terms and phrases set forth in this Article have the following definitions:

“Act” means Title 17, Chapter 1705 of the Ohio Revised Code, as amended from time to time. Any reference to the Act automatically includes a reference to any subsequent or successor limited liability company law of Ohio.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. A Person controls another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by contract or otherwise. Affiliate also includes any Person who is related by blood or marriage to the Person in question.

“Agreement” means this Amended and Restated Operating Agreement, as may be amended from time to time.

“Bankruptcy” means, with respect to any Person, that Person’s filing a petition or otherwise voluntarily commencing a case or proceeding, or filing an answer not denying the material allegations of a complaint in any proceeding seeking relief under any federal or state bankruptcy, insolvency or debtors’ reorganization law; being the voluntary or involuntary subject of an order for relief by any court under any such law; or being adjudicated a “bankrupt,” “debtor” or “insolvent” under any such law; or there being appointed under any such law a “trustee,” “receiver” or “custodian” to manage his, her or its business or properties; or there being commenced under any such law a case or proceeding proposing such an order for relief, adjudication or appointment with respect to that Person or its business, which proceeding is consented to by that Person or which is not dismissed within 90 days after being commenced. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankrupt” set forth in Section 86.031 of the Act.

“Code” means the Internal Revenue Code of 1986, as amended. References to specific sections of the Code include references to corresponding provisions of any succeeding internal revenue law of the United States of America.

“Company” means Lucky Stores LLC.

“Member” means American Stores Company, LLC, a Delaware limited liability company, executing this Agreement as the original and sole member of the Company and its successors in interest and other Persons, in each case, who are admitted as members of the Company, each in its capacity as a member of the Company. Reference to a “Member” means any one of the Members so long as that Person is a member of the Company.

“Person” means and includes any natural person and any corporation, firm, partnership, trust, estate, limited liability company or other entity resulting from any form of association.

“Transfer” means any sale, assignment, pledge, hypothecation, encumbrance, disposition, transfer (including, without limitation, a transfer by will or intestate distribution), gift or attempt to create or grant a security interest in any Interest or interest therein or portion thereof, whether voluntary or involuntary, by operation of law or otherwise.

ARTICLE III CAPITALIZATION; MEMBERSHIP INTERESTS; DISTRIBUTIONS

Section 3.1 Capital. The Member has contributed all of the capital of the Company and may in the future contribute any additional capital deemed necessary by the Member for the operation of the Company.

Section 3.2 Ownership of Membership Interests. The Member shall own all of the membership interests in the Company and the Member shall have a 100% distributive share of the Company’s profits, losses and cash flow, and will continue to do so until such time, if ever, as another Member is admitted, at which time the Members shall agree to their respective membership interests.

Section 3.3 Corporate Status. The Company shall take such actions as may be necessary to be disregarded for purposes of federal income taxation.

Section 3.4 Transfer of Membership Interests. The Member may assign in whole or in part its membership interests in the Company upon the Company’s receipt of an opinion of legal counsel, or other assurances to the Company, that a membership interests may legally be sold or otherwise transferred without registration under the Securities Act of 1933 or any state securities law. The transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If the Member transfers all of its membership interests in the Company pursuant to this Section 3.4, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation shall, without further act, be a Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution. The Company shall maintain books for the purpose of registering the Transfer of membership interests. The transferor and the transferee of membership interests must provide notification to the Company to register a Transfer of membership interests. A Transfer of membership interests is effective upon registration of Transfer in the Company’s books. Transferees of membership interests shall be notified of restrictions on Transfers (whether by virtue of their execution of the Agreement or by the Company notifying the transferee of the restrictions on the Transfer of membership interests).

ARTICLE IV MANAGEMENT

Section 4.1 Management by Member. The Company shall be managed by the Member.

Section 4.2 Authority of the Member. The Member has all power and authority to manage, and direct the management of, the business, and affairs of the Company, both ordinary and extraordinary. The signature of the Member shall be sufficient to bind the Company with respect to any matter on which the Member shall be required or entitled to act.

Section 4.3 Manner of Action. The Member may, but shall not be required to, authorize, approve and/or ratify any action by a writing placed with the records of the Company. No action authorized, approved and/or ratified by the Member shall be invalid because such authorization, approval and/or ratification is not recorded in a writing.

Section 4.4 Delegation. The Member may delegate to the employees and agents of the Company, as the Member may from time to time cause the Company to employ, all or any portion of the authority to conduct the business of the Company in the ordinary course in accordance with this Agreement and any policy of delegation that the Member may adopt and revise from time to time. Any power not delegated by the Member remains with the Member.

Section 4.5 Standard of Care. The Member and any employee of the Company in the performance of his, her or its duties, is entitled to rely in good faith on information, opinions, reports or other statements, including financial statements, books of account and other financial data, if prepared or presented by: (i) one or more employees of the Company if the Person relying on the statements reasonably believes that the Person preparing or presenting the material is reliable and competent in that matter or (ii) legal counsel, public accountants or other Persons as to matters that the Person relying on the statements reasonably believes are within the Person’s professional or expert competence.

ARTICLE V GENERAL PROVISIONS

Section 5.1 Limited Liability of the Member. Except for contributions agreed to by the Member as contemplated by Section 3.1 or as otherwise required by the Act, the Member (solely in its capacity as a Member) has no obligation to contribute to the Company or any liability for any Company obligations. Any liability to return distributions made by the Company is limited to mandatory requirements of the Act or of any other applicable law.

Section 5.2 No Dissolution. Only an event that would cause a dissolution under the Act shall cause a dissolution of the Company.

Section 5.3 Withdrawal. The Member may not withdraw from the Company. Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

Section 5.4 Amendments. This Agreement may be amended by a written instrument adopted by the Member and executed by the Member at any time, for any purpose, at the sole discretion of the Member.

Section 5.5 Notices. All notices to the Company are to be sent by registered or certified mail, return receipt requested, or by recognized overnight courier or facsimile addressed to the Member at the Company’s principal place of business at 7075 Flying Cloud Drive, Eden Prairie, MN 55344. All notices are effective the next day, if sent by recognized overnight courier or facsimile, or five days after deposit in the United States mail, postage prepaid, properly addressed and return receipt requested.

Section 5.6 Waiver. The Member hereby irrevocably waives any and all rights, duties, obligations and benefits with respect to any action for partition of any Company assets or to compel any sale or appraisal of any Company assets or any deceased Member’s membership interest therein. Further, all applicable rights, duties, benefits and obligations, including those relating to the appraisal, inventory or sale of Company assets or the sale of a deceased Member’s membership interest therein, are hereby waived.

Section 5.7 Whole Agreement. This Agreement contains the entire understanding between the parties and supersedes any prior understanding and agreements between them respecting the within subject matter. There are no agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not set forth or expressly referred to in this Agreement.

Section 5.8 Governing Law. This Agreement is governed by and is to be construed in accordance with the laws of the State of Ohio without giving effect to its rules concerning conflicts of laws.

Section 5.9 Binding Nature. Except as otherwise provided in this Agreement, this Agreement is binding upon and inures to the benefit of the Member and its successors, personal representatives, heirs, devisees, guardians and assigns.

Section 5.10 Invalidity. In the event that any provision of this Agreement is invalid, the validity of the remaining provisions of the Agreement are not in any way to be affected thereby.

Section 5.11 Counterparts. This Agreement and any amendment to it may be executed in multiple counterparts, each of which is an original and all of which constitute one agreement or amendment, as the case may be, whether or not all of the parties are signatories to the original or the same counterpart, or that signature pages from different counterparts are combined, and the signature of any party to any counterpart is a signature to and may be appended to any other counterpart.

Section 5.12 Construction. The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, include all other genders; the singular includes the plural and vice versa. “Includes” and “including” mean without limitation. Unless otherwise specifically stated, references to Sections or Articles refer to the Sections or Articles of this Agreement.

[Signatures on the Following Page]

The undersigned has executed this Agreement as of the date first written above.

AMERICAN STORES COMPANY, LLC, a Delaware limited liability company

New Albertson’s, Inc., its sole member

By:	/s/ Todd N. Sheldon
	Name:	Todd N. Sheldon
	Title:	President and Secretary

Amended and Restated Operating Agreement of Lucky Stores LLC